Exhibit 10.4

Amer Deeba

[Address]

Dear Amer:

I am pleased to offer you the position of VP of Marketing, reporting to Philippe Courtot, CEO. Your annual salary will be $175,000 less payroll deductions and all required withholding. You will also participate in a bonus program earning up to 25% of your annual salary, depending on company performance.

You will be paid semi-monthly and you will be eligible for the following standard Company benefits as of the first of the month following date of hire: medical and dental insurance, a 401k plan, 3 weeks vacation, sick leave, company assigned holidays and other benefits described in the Summary Plan Descriptions, available for your review. QUALYS may modify compensation and benefits from time to time as it deems necessary.

It is our desire that you participate in the success and growth of the Company through equity. We will recommend to the Board of Directors that you be granted a stock option to purchase 700,000 shares of Common Stock under Qualys’ 2000 Equity Incentive Plan. Your option will be subject to a four-year vesting schedule, with 175,000 shares vesting at your start date and 525,000 shares to commence vesting as of your start date as an employee under this agreement. Under the vesting schedule, your 525,000 shares under your initial option would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. However, if Qualys sells all or substantially all of its assets or its stock, 50% of the then unvested stock options shall be vested immediately prior to the consummation of the sale of the company.

QUALYS will issue an interest bearing loan to you to acquire the shares issued by the grant mentioned above.

As a QUALYS employee, you will be expected to abide by Company rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of QUALYS’ proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

QUALYS, Inc– 1326 Chesapeake Terrace, Sunnyvale, California 94089

Tel. (408) 747-6000    Fax: (408) 747-5255  http://www.qualys.com

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment relationship with QUALYS is at-will. You may terminate your employment with QUALYS at any time and for any reason whatsoever simply by notifying QUALYS. Likewise, QUALYS may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with your Proprietary Information and Inventions Agreement and the option agreement between you and Qualys (relating to your option grant described above), forms the complete and exclusive statement of your employment agreement with QUALYS. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to your acceptance of employment with QUALYS under the terms described above. Please sign and date this letter, and return it to me by May 18, 2001.

Amer, we are excited about you joining our team. If you have any questions, please feel free to call me at (408)747-6002.

Sincerely,

/s/ Joel Lesser
Joel Lesser
Controller

CC: Philippe F. Courtot

I accept this offer:

/s/ Amer Deeba
Amer Deeba

Start Date: September 4, 2001

QUALYS, Inc– 1326 Chesapeake Terrace, Sunnyvale, California 94089

Tel. (408) 747-6000    Fax: (408) 747-5255  http://www.qualys.com